CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Apex Bioventures Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 7, 2006 on the financial statements of Apex Bioventures Acquisition Corporation as of June 30, 2006 and for the period from June 1, 2006 (date of inception) to June 30, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 28, 2006